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                                                                     Exhibit 99

                                IRREVOCABLE PROXY

         Risk Resolution Group, a Maryland partnership ("RRG"), a shareholder of Champion Financial Corporation, a Utah corporation (the "Corporation") hereby irrevocably appoints Messrs. Paul F. Caliendo and Stephen J. Carder, RRG's proxy agents (the "Proxy Agents"), with full power of substitution, and to vote an aggregate of 1.5 million shares (the "Shares") of the Corporation owned by RRG with respect to all matters, subject to the exceptions in the following sentence, submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. Notwithstanding the foregoing, this irrevocable proxy shall not be granted to the Proxy Agents with respect to any transactions between either Proxy Agent and the Corporation in which either Proxy Agent, any member of either Proxy Agent's immediate families, or entity controlled by or under common control with either Proxy Agent, any such family member or any such other entity. This appointment with respect to any portion of the Shares shall continue from this date until the date on which RRG no longer owns such portion of the Shares. Subject to the exceptions set forth herein, the Proxy Agents shall have all of the power that RRG would possess with respect to voting the Shares and granting RRG's consent. RRG hereby ratifies and confirms all acts that the Proxy Agents shall do or cause to be done by virtue of and within the limitations set forth in this proxy.

         RRG hereby revokes all proxies previously given with respect to the Shares.

         RRG hereby waives its right to cancel this Irrevocable Proxy at any time during the time period described herein. RRG hereby acknowledges that this Irrevocable Proxy is coupled with an interest described as follows: an absolute ownership interest in the Corporation.

         IN WITNESS WHEREOF, RRG has executed this proxy on this 8th day of January, 1997.

                                                 Risk Resolution Group



                                                 By: /s/ Zirk Engelbrecht
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